EXHIBIT 99.2

Neuberger Berman Inc 605 Third Avenue New York, NY 10158-3698 Tel 212.476.9000

Contact:

Robert Matza

Executive Vice President

Chief Operating Officer

Neuberger Berman

(212) 476-9808

NEUBERGER BERMAN’S SECOND QUARTER EPS $0.35 VS. $0.46

Assets Under Management Reach All-Time High Of $63.7 Billion

Net Cash Flows Positive

Definitive Agreement Announced On July 22nd For Combination

With Lehman Brothers

NEW YORK, NY, July 29, 2003 … Neuberger Berman Inc. (NYSE: NEU) today reported net income of $24.5 million, or $0.35 per share (diluted) and $0.36 per share (basic), for the second quarter ended June 30, 2003. This compares with net income of $32.5 million, or $0.46 per share (diluted and basic), in the prior year’s quarter. Net revenues were $148.5 million, down 7.4% from $160.3 million in the 2002 period.

Assets under management at quarter-end reached $63.7 billion, the highest level in the Company’s history. This represents an increase of 13.1% from $56.3 billion at the end of the first quarter of 2003 and a rise of 8.5% from $58.7 billion at June 30, 2002.

The decline in revenues and earnings experienced in the current year quarter versus the 2002 period — despite this reported significant rise in assets under management — is attributable to the fact that revenues from investment advisory and administrative fees from Private Asset Management are based on the previous quarter’s lower level of assets under management. The higher fees generated by the Company’s record asset level, primarily as a result of far more robust equity markets, will be reflected in third quarter results.

Second quarter earnings include approximately $3.0 million for various pretax expenses. The most significant ones include the previously disclosed expenses related to the initial public offerings of two closed-end funds, which will raise over $900 million in total, and the cost of closing the Boston office facility.

The Company continued its stock repurchase plan in the quarter, purchasing 175,100 shares of its common stock for $5.8 million. Approximately 7.9 million shares have been repurchased since the program’s inception at a cost of $282.4 million, and an authorization for $42.6 million remains outstanding.

New Opportunities

Jeffrey B. Lane, Neuberger Berman’s President and Chief Executive Officer, said, “Countless times over the past several years, I have drawn attention to our absolute focus on positioning Neuberger Berman for sustained future growth — a focus that never wavered even throughout the often painful tribulations and disappointments of a three-year bear market. At the core of this philosophy — actually, of the Company’s philosophy throughout its 64-year history — is the desire to provide our clients with the best products, the best service and the best performance possible, under whatever conditions may prevail, and to reward our shareholders as well.

“We are taking yet another step in this process with our announced intention to combine with Lehman Brothers in bringing Neuberger Berman’s industry-leading wealth and asset management capability, as well as Lehman’s wide range of products and geographic scope, to the existing clients of both companies, and hopefully to a host of new clients. Together, we will be uniquely positioned to meet clients’ wealth building and wealth management needs, to respond to the constant changes in the global securities markets, and to create an even greater array of opportunities for clients and shareholders alike.

“On a more immediate basis, this quarter’s results provide some definite indications that conditions are turning in a more positive direction. First, our net income is 12% higher than it was in the first quarter. Next, with both the Standard & Poor’s Index and the Dow Jones Industrial Average decidedly up for the second quarter and the first half of the year, our assets under management have climbed to record levels, which means that investment advisory fee revenues from Private Asset Management should be considerably higher in the third quarter of this year. Equally important, it is becoming apparent that high-net-worth investors are developing a more positive attitude toward the markets, however cautiously, as net cash inflows into Private Asset Management since the beginning of this year have exceeded outflows, with June cash inflows up significantly. And, at the same time, the investment mix of our managed assets is evidencing a gradual move back to the traditionally higher representation of equities in portfolios rather than less profitable fixed income products. Though still down from historical levels, the equity component of our Private Asset Management portfolios rose to 70% in the quarter versus a 66%/34% mix at the end of the first quarter.

“Going forward, we are optimistic about the opportunities, as well as the challenges, that lie ahead for the management team, employees, clients and shareholders of both Neuberger Berman and Lehman Brothers. Collectively, we believe we can create a new, dynamic and stronger organization in what we hope will be a steadily improving investment environment.”

Six Month Results

For the first half of 2003, net income declined 29.5% to $46.3 million from $65.7 million in the same period last year. Per share earnings were down as well to $0.67 (diluted and basic) versus $0.92 (diluted) and $0.94 (basic) in the 2002 half. Net revenues were $285.3 million, a drop of 11.0% from $320.5 million. These results primarily reflect declines in advisory fees and commissions because of the lower level of assets under management and diminished trading activity that resulted from three plus years of a bear market.

PRIVATE ASSET MANAGEMENT

Net Revenues: $64.9 Million vs. $80.4 Million, Down 19.3%

Pretax Income: $27.5 Million vs. $38.2 Million, Down 28.0%

Assets under management in this segment were $23.9 billion at quarter-end, up slightly from $23.6 billion at June 30, 2002, but up 11.2% from $21.5 billion at the end of the first quarter of this year.

Investment advisory and administrative fees were down 17.5% for the quarter to $45.9 million from $55.7 million, as the 2002 fees were based on a record level, at that time, of assets under management. Commission revenues declined 23.1% versus the prior year quarter, but were up 20.1% from first quarter 2003 levels. Also significant is the rise in the equity component of the segment’s assets under management, as the equity markets have improved, to approximately 70% equities/30% fixed income at quarter-end, compared with a mix of 66%/34% in the first quarter this year.

The national sales force of 42 Wealth Advisors generated $533 million in new assets in the quarter, bringing their year-to-date total to $1.2 billion. This is on track with the Company’s goal of $2.4 billion in additional assets from this source for all of 2003.

The segment’s pretax profit margins were 42.4% in the quarter versus 47.5% last year, and it accounted for 65.3% of the Company’s pretax income.

MUTUAL FUND AND INSTITUTIONAL

Net Revenues: $63.5 Million vs. $59.7 Million, Up 6.4%

Pretax Income: $21.8 Million vs. $24.1 Million, Down 9.5%

Assets under management in this segment increased 13.2% to $39.7 billion at quarter-end from $35.1 billion at June 30, 2002, and were up 14.3% from $34.8 billion at the end of the first quarter this year. Mutual fund performance for the most part was good, with the large-capitalization value funds substantially outperforming their benchmarks as well as the Standard & Poor’s 500 Index. Thus far this year, the S&P 500 was up 14.9% and 10.8% for the second quarter and first half, respectively, while the Dow Jones Industrial Average rose 12.4% in the quarter and 7.7% for the six months.

Net cash flows in the segment were once again very positive at $1.9 billion versus $1.3 billion in the period last year. The Managed Account Group continued to grow, with assets under management up 70.9% from last year and 11.5% from the previous quarter. Its net cash inflow was $497 million for the quarter and $1.2 billion for the first half of 2003, and the higher fee equity component of the Group’s portfolios continues to increase. The Institutional Separate Accounts business recorded positive net cash inflows of $42 million from Equity Accounts but $27 million in net cash outflows from Fixed Income Accounts. Mutual Funds and Sub-Advised Accounts registered net cash inflows of $1.4 billion, over $800 million of which came from the previously mentioned issuance of two closed-end funds.

Results for the quarter and first half of 2003 include LibertyView Capital Management, substantially all the assets of which were acquired at year-end 2002. Its assets under management have already increased from approximately $1.0 billion at that time to over $1.4 billion at June 30, 2003. This unit contributed to the segment’s reported increase in revenues as well as to an increase in expenses, both operating expenses and compensation expense related to performance fee revenues. As previously discussed, the quarter also includes expenses related to the initial public offerings of two-closed end funds, which will ultimately raise over $900 million.

PROFESSIONAL SECURITIES SERVICES

Net Revenues: $19.6 Million vs. $20.7 Million, Down 5.4%

Pretax Income: $0.05 Million Loss vs. $0.7 Million

Although revenues and income from this segment declined year-over-year, they showed improvement from the previous quarter. Both commission revenues and clearance fees were higher compared with the first quarter, reflecting the improving market environment, while expenses remained essentially flat.

CORPORATE

Corporate includes various expenses, including administrative costs, that are not directly related to the day-to-day operation of the Company’s business. The pretax loss of $7.1 million in the quarter was slightly above last year’s level, reflecting the inclusion of certain previously mentioned expenses.

Neuberger Berman Inc., through its subsidiaries, is an investment advisory company with $63.7 billion in assets under management, as of June 30, 2003. For 64 years, the firm has provided clients with a broad range of investment products, services and strategies for individuals, families, and taxable and non-taxable institutions. The Company engages in wealth management services, including private asset management, tax and financial planning, and personal and institutional trust services; mutual funds, institutional management and alternative investments; and professional securities services. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company’s products’ performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.